Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-270539, 333-267120, 333-266013, 333-268348, 333-263877, 333-261546, 333-261492, 333-261052 and 333-258907) on Forms S-3 and S-8 of our report dated March 28, 2023, with respect to the consolidated financial statements of indie Semiconductor, Inc.

/s/ KPMG LLP

Irvine, California
March 28, 2023